EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Fidelity Southern Corporation for the registration of 2,000,000 shares of its common stock in connection with its Direct Stock Purchase and Dividend Reinvestment Plan and to the incorporation by reference therein of our reports dated March 12, 2009, with respect to the consolidated financial statements of Fidelity Southern Corporation, and the effectiveness of internal control over financial reporting of Fidelity Southern Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Atlanta, Georgia
July 14, 2009